CORTLAND TRUST, INC.

                         FORM OF ARTICLES SUPPLEMENTARY

     Cortland Trust, Inc., a Maryland corporation registered as an open-end company under the Investment Company Act of 1940 having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The total number of shares of capital stock which the Corporation shall have authority to issue is increased from 6,000,000,000 shares of Common Stock of the par value of $.001 to 8,000,000,000 shares of Common Stock of the par value of $.001 each, of which: (i) 5,000,000,000 shares are classified as "Cortland General Money Market Fund Shares," a series of the Corporation, including 1,500,000,000 shares which are classified as Live Oak General Money Market Fund Shares, 1,000,000,000 shares which are classified as MetLife Money Market Fund Shares, 1,000,000,000 shares which are classified as MetLife Premiere Money Market Fund Shares, and 100,000,000 shares which are classified as Pilgrim General Money Market Fund Shares, each a class of the Cortland General Money Market Fund; (ii) 1,000,000,000 shares are classified as "U.S. Government Fund Shares," a series of the Corporation, including 150,000,000 shares which are classified as Live Oak U.S. Government Fund Shares, a class of the U.S. Government Fund; (iii) 1,000,000,000 shares are classified as "Municipal Money Market Fund Shares," a series of the Corporation, including 150,000,000 shares which are classified as Live Oak Municipal Money Market Fund Shares, a class of the Municipal Money Market Fund; and (iv) 1,000,000,000 shares are unclassified.

     SECOND: The increase in the total number of shares of capital stock which the Corporation has authority to issue, as provided in these Articles Supplementary, was approved by the Board of Directors without action by the Corporation's shareholders as expressly permitted by Section 2-105(c) of the Maryland General Corporation Law.

     THIRD: The stock of the Corporation has been classified by the Board of Directors, as provided in these Articles Supplementary, under the authority contained in the Corporation's Charter.

     The President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, Cortland Trust, Inc. has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary on _________, 2002.

ATTEST                                               CORTLAND TRUST, INC.

                                         By:
Rosanne Holtzer                               Steven W. Duff
Secretary                                     President